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                                                                  EXHIBIT 10.9

                      EMPLOYMENT AGREEMENT


      This EMPLOYMENT AGREEMENT (the "Agreement") is made and entered into effective as of November 1, 1996 (the "Employment Date"), by and between COASTAL PHYSICIAN GROUP, INC., a corporation organized and existing under the laws of the State of Delaware (hereinafter referred to as "Company"), and HENRY J. MURPHY, an individual resident of the State of Georgia (hereinafter referred to as "Executive").

      For and in consideration of the mutual covenants and promises contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, the parties hereto, intending to be legally bound, agree as follows:

      1. EMPLOYMENT. Company hereby agrees to employ Executive in the positions of Interim President and Chief Executive Officer of Company, and Executive accepts such employment, all subject to the terms and conditions hereafter set forth in this Agreement. Executive shall perform his duties hereunder on a full-time basis during normal business hours principally at the Company's headquarters in Durham, North Carolina. Executive is, and shall remain, a member of Company's Board of Directors, and this Agreement shall not affect Executive's position, responsibilities, compensation, or rights as a director, except as otherwise expressly set forth herein.

     2. EMPLOYMENT TERM. The initial term of this Agreement is from the Employment Date until February 28, 1997 (the "Initial Term"). In addition to the Initial Term, this Agreement may be renewed for two additional successive periods of one month each (each period a "Renewal Term"), unless either party gives written notice of non-renewal at least thirty (30) days prior to the expiration of the Initial Term or any Renewal Term. Either the Initial Term or any Renewal Term may be terminated only pursuant to Section 7 hereof. If, prior to the expiration of the Initial Term or any Renewal Term, Company gives notice to Executive of non-renewal of this Agreement, then upon the expiration of the Initial Term and any Renewal Term with regard to which notice of non-renewal has not been and cannot be timely given, this Agreement shall terminate and Company shall immediately pay to Executive all benefits and payments due him under this Agreement through such termination date. In addition, upon termination of this Agreement for any reason, except Executive's voluntary written resignation pursuant to Section 7.1(b) or termination for cause pursuant to Section 7.1(e), Company shall continue to provide insurance benefits and health and medical insurance reimbursement (described in Section 6 below), for a period beginning on the date that termination is effective and continuing for six (6) months after such termination is effective or until Executive obtains other employment with comparable insurance benefits, whichever shall first occur.

      3. DUTIES OF EXECUTIVE. Executive shall have the duties set forth in this Section 3 during the Initial Term and any Renewal Term of this Agreement.

           3.1 DUTIES OF EXECUTIVE GENERALLY. Executive shall manage and operate Company as President and Chief Executive Officer pursuant to the By-Laws of Company and in
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accordance with the contractual obligations of Company as they existed on the
Employment Date. If Executive's authority as it exists on the Employment Date is changed without his prior written consent so as to materially diminish his authority or so as to remove authority or responsibilities customarily commensurate with the authorities and responsibilities of a chief executive officer of similar corporations, then Executive at his election may resign, and such resignation shall be deemed to be a termination without cause by Company pursuant to Section 7.2 hereof.

            3.2 AUTHORITY TO SELECT SENIOR MANAGEMENT AND PROFESSIONALS. Subject to the prior approval of the Board of Directors, Executive shall have the duty and authority, on behalf of Company, to hire and fire senior management and key executives and to select and retain such attorneys, accountants (subject to the rights of the shareholders to approve auditors), consultants, and other professionals as Executive determines are necessary or appropriate to maximize value to shareholders of the Company, provided, however, that prior approval of the Board shall not be required with regard to the selection and retention of attorneys, accountants, consultants, and other professionals to provide services in connection with the day to day operations of the Company and other routine matters. If the Board shall decline to follow any recommendation of Executive regarding the hiring of any qualified senior management or key executives, the firing of any senior management or key executives, or the selection and retention of any qualified attorney, accountant, consultant or professional (including without limitation the removal or replacement, in whole or in part, of any current attorney, accountant, consultant or professional) that Executive has made in good faith, then Executive at his election may resign, and such resignation shall be deemed to be a termination without cause by Company pursuant to Section 7.2 hereof.

           3.3 FURNISHING OF INFORMATION TO BOARD OF DIRECTORS. Executive shall be responsible for providing information to the Board of Directors as the members shall from time to time reasonably request. All requests by a member of the Board of Directors for information about the Company and any other communications by a member of the Board relating to the business and affairs of the Company and matters of concern to the Board of Directors shall be directed to Executive or to such other person as the Board of Directors might designate.

           3.4 SEARCH FOR PERMANENT CHIEF EXECUTIVE OFFICER. Executive will assist Company in the search for a permanent Chief Executive Officer. Such search shall not exclude any existing employees, officers, or directors of Company. During the Initial Term or any Renewal Term, Executive will work with a new Chief Executive Officer through an orderly transition period and will be compensated through such transition period in accordance with the provisions of this Agreement otherwise in effect. Executive may not treat the employment of a Permanent Chief Executive Officer as a termination of this Agreement.

       4.    COMPENSATION  OF  EXECUTIVE.  Except as otherwise provided in this Agreement, Company shall compensate Executive in the manner set forth in this Section 4 during the Initial Term and any Renewal Term of this Agreement.
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           4.1   BASE SALARY.  Executive shall receive a Base Salary during the Initial Term of Thirty Thousand Dollars ($30,000) per month and a Base Salary during any Renewal Term of Fifty Thousand Dollars ($50,000) per month as compensation for his services hereunder. The Base Salary shall be payable in accordance with the general payroll practices of Company. The amount of the Base Salary shall be reviewed at the beginning of each Renewal Term, but shall not be decreased below the amounts specified herein. Company, in its sole discretion, may increase the amount of compensation provided in this Section
4.1 without the necessity of amending this Agreement, but Company shall not decrease the Base Salary at any time during the term of this Agreement without the prior written consent of the Executive. Any increase shall not affect any of the other terms and conditions of this Agreement.

          4.2 SIGNING BONUS. Company shall pay Executive $100,000.00 upon execution of this Agreement. If this Agreement is not terminated, Company may, but shall not be obligated to, pay Executive additional bonuses on the first day of each Renewal Term.

          4.3 STOCK APPRECIATION RIGHTS. Unless Executive shall make an election under Section 4.4 to forfeit the following Stock Appreciation Rights (as defined below) in consideration of electing to have an opportunity to receive alternative additional compensation, Company shall pay Executive an amount determined in accordance with the following provisions:

           (a) PURPOSE. Subject to the terms hereof, Executive shall have the right to receive an amount equal to any appreciation occurring from and after the Initial Date (hereafter defined) in 100,000 shares of Company's common stock (presently traded on the New York Stock Exchange) and these provisions shall be interpreted with a view to accomplishing such purpose. Such right with regard to each share is referred to herein as a "Stock Appreciation Right" or "SAR".

           (b) VESTING. So long as the employment of Executive has not terminated under Section 7.1(b) or 7.1(e) of this Agreement, Stock Appreciation Rights shall vest as follows, unless Executive shall elect accelerated vesting set forth in paragraph 4.4: 12,000 SARs shall vest on each of November 1, 1996, December 1, 1996, January 1, 1997, February 1, 1997 and February 28, 1997 (for a total vesting of 60,000 SARs during the Initial Term), and in the event employment is extended through the first Renewal Term an additional 20,000 SARs shall vest on March 31, 1997 and in the event employment is extended through the second Renewal Term an additional 20,000 SARs shall vest on April 30, 1997.

           (c) DEFINITIONS. Terms used herein shall have the following meanings: (i) the term "Initial Price" shall mean the price per share for Company's common shares at the close of business of the New York Stock Exchange (as reflected on the New York Stock Exchange Composite Tape) on the Employment Date (the "Initial Date"); (ii) the term "Sales Price" shall mean either: (A) if there is a public market for such shares on the Sales Date, the average price per share for Company's common shares at the close of business of the New York Stock Exchange (as reflected on the New York Stock Exchange Composite Tape, or if those shares are not traded at that time on the New York Stock Exchange, the comparable standard for the trading
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market on which those shares are then traded) on the ten trading days next preceding the date (the "Sales Date") on which delivery of notice of exercise of the rights granted hereunder occurs; or (B) if there is no public market for such shares on the Sales Date, the fair market value per share for Company's common shares at the close of business on the Sales Date, determined by agreement of Company and Executive or, in the absence of agreement, by an independent professional appraisal firm. The appraisal firm shall be selected by agreement of the parties or, in the absence of such agreement, by an arbitrator appointed by the American Arbitration Association, by and through its offices in Durham, North Carolina. Company shall pay all costs and expenses arising out of or relating to determination of the Sales Price, including without limitation all of Company's and Executive's arbitration fees, costs, and expenses, and all appraisal fees, and all of Executive attorneys' fees and expenses that Executive may incur in connection with selection of an appraisal firm and determination of fair market value as herein set forth.

           (d)   EXERCISE.   Executive shall have the right to exercise the
rights granted hereunder which have vested at any time and from time to time during the two-year period beginning on March 1, 1997 and ending at 12:00 p.m. Eastern Standard Time on February 28, 1999. Such rights may be exercised by delivering written notice thereof (which notice shall specify the number of shares with respect to which such rights are being exercised) by facsimile (919-383-0247) to Company's chief executive officer or its general counsel with copies thereof being mailed promptly thereafter by certified mail addressed to Company, P.O. Box 15309, Durham, North Carolina 27704, to the attention of such officer or officers and with copies thereof also being given promptly to Company in the manner prescribed for notices in Section 11.7 hereof.

          (e) AMOUNT. The amount payable to Executive hereunder shall be determined in accordance with the following provisions: (i) The Initial Price shall be subtracted from the Sales Price to determine the per share appreciation which has occurred; (ii) the per share appreciation shall then be multiplied by the number of shares with respect to which Executive has exercised his rights hereunder; and (iii) the resulting sum shall be the amount payable to Executive hereunder. Such amount shall be paid to Executive on the SAR Due Date (as defined herein), provided, that if the Sales Price is determined by agreement or appraisal, such amount shall be paid within three days after conclusion of such agreement or appraisal, together with interest at the rate specified in Section 11.8 hereof on the amount thus determined, payable for the period beginning on the SAR Due Date and ending on the date of payment. The "SAR Due Date" shall mean, with regard to each exercise of SAR rights hereunder, such date which is the later of November 1, 1997 or three (3) days after receipt of notice exercising such rights. To the extent not exercised, such rights shall remain in full force and effect, and upon subsequent exercise by Executive as hereinabove provided, the amount payable to Executive shall again be determined in accordance with the foregoing provisions.

           (f) ADJUSTMENT. In the event Company's outstanding common shares shall be subdivided (split) or combined (reverse split), by reclassification or otherwise, or in the event of any special dividend payable on such shares in shares of Company's stock, the Initial Price and
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the number of shares with respect to which the rights granted hereunder exist shall be proportionately adjusted to accomplish the purposes hereof.

           (g) REORGANIZATIONS. If at any time during the three year term hereof there shall be a capital reorganization of Company's common shares, then as part of such reorganization, lawful provision shall be made so that Executive's rights hereunder shall be protected in a manner which will accomplish the purposes hereof.

           (h) MERGER, BUSINESS COMBINATION. If a merger, consolidation, share exchange or business combination occurs which results in Company's common shares being acquired by another entity or entities (whether for cash, securities, or other consideration), or if substantially all of Company's assets and properties are sold to another entity or entities, the following provisions shall be controlling of purposes hereof: (i) Executive shall be deemed to have exercised his remaining rights on the closing date of such transaction; (ii) the amount payable to Executive shall be determined and paid within three days after such closing date; and (iii) Executive shall not thereafter have any further right to receive payments based upon appreciation in Company's common shares.

            (i)    INFORMATION.   Upon the occurrence of each adjustment or
readjustment pursuant to the provisions contained herein, Company at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish Executive with information setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based.

          4.4 Alternatives to SARs. At any time on or before sixty (60) days after the termination of this Agreement (which date is hereinafter referred to as the "Election Date"), Executive may make an election under this Section to either retain the SARs or to forfeit the SARs provided for in Section 4.3 and be eligible instead to receive either, but not both, of the following:

          (a)  TRANSACTION FEE.  In the event Company consummates a
Transaction (as herein defined) during the term of this Agreement or within six
(6) months from the date of termination of this Agreement or with an entity or entities with which the Company entered into a binding contract during the term of this Agreement or within six (6) months from the date of termination of this Agreement, Company shall pay, or cause to be paid, to Executive, at the time the Transaction is consummated, a payment equal to one-half of one percent (0.5%) of the fair market value of the acquisition price paid by the acquiring entity or entities in connection with the Transaction. As used herein, "Transaction" means any one or more transactions or series of transactions which are conditioned on each other or which occur or are planned or are committed to occur at substantially the same time and which, taken together result in either (i) merger or consolidation where Company is not the consolidated or surviving company or where the shareholders of Company prior to the merger or consolidation do not own a majority of the shares of the consolidated or merged company;, (ii) a transfer of over fifty percent (50%) of the assets of Company;, or (iii) a transfer or issuance of over fifty percent (50%) of the Common Stock of Company.
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           (b)   DEBT RESTRUCTURE FEE.  In the event that, during the term of this Agreement or within six months from the date of termination of this Agreement, Company restructures its debts other than in bankruptcy proceedings resulting in at least a fifteen percent (15%) reduction in the stated principal amount and accrued interest of (i) Company's existing bank debt, or (ii) Company's total liabilities, Company shall pay Executive a payment equal to one-half of one percent (0.5%) of the amount of the reduction determined as of the date immediately after the final debt restructuring. Such payment shall be due within three (3) business days after conclusion of the final debt restructuring.

Executive shall, if he elects to receive the full accelerated vesting of the SARs or to be eligible for either the Transaction Fee or the Debt Restructure Fee, notify the Company in the same manner as provided in Section 11.7. Such notice shall be in writing and shall state specifically which fee Executive had elected to be eligible for. Failure to make an election by the Election Date to accept the 100,00 SARs or be eligible for either the Transaction Fee or the Debt Restructure Fee shall mean that Executive shall retain the SARs described in Section 4.3 subject to the vesting schedule and requirements set forth in
Section 4.3. Election to be eligible for either the Transaction Fee or the Debt Restructure Fee shall be deemed an abandonment and waiver of the SARs described in section 4.3 and a waiver of a right to receive whichever fee Executive did not elect. The election shall be made only once and shall be irrevocable when made.

           4.5 DIRECTOR FEE. Executive shall not receive a fee or other compensation for attending meetings and other services provided as a member of Company's Board of Directors for so long as Executive shall remain a salaried employee of the company.

      5. BUSINESS RELATED EXPENSES. Upon presentation in accordance with Company policies of itemized accounts of his expenditures relating to his performance as an Executive, Company promptly shall reimburse Executive for all reasonable and necessary travel and living expenses and other disbursements incurred by Executive on behalf of Company in the performance of his duties under this Agreement. Without limiting the generality of the foregoing, Company agrees to reimburse Executive in accordance with the provisions of this Section 5 for any and all travel and living expenses incurred by Executive in connection with or related to Executive's weekly plane trips to and from his home in Atlanta, Georgia, and daily meal and living expenses in Durham, North Carolina, and other locations to which Executive travels on Company business.

     6.   EXECUTIVE BENEFITS.

           6.1 BENEFITS GENERALLY. Executive shall be eligible to participate in all Executive benefits, bonus, and similar programs of Company and in all other incentive, pension, thrift, profit sharing, stock option, deferred compensation, Executive loan and insurance plans, and arrangements maintained by Company from time to time for the benefit of its Executives; except that Executive shall not, at his request, participate in any medical or health benefit plan maintained by Company. Executive shall continue to maintain his own medical, health, and
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dental benefit plan and Company shall reimburse Executive $400 per month for the premiums of that plan (plus any increases in the monthly premium). Company may change, alter, or modify any benefits or benefit programs from time to time, provided Executive continues to receive benefits equivalent to those received by other members of Company's senior management and continues to be reimbursed for the full cost of his medical, health, and dental plan. Any compensation received by Executive pursuant to any benefit programs shall be in addition to the compensation described elsewhere in this Agreement.

           6.2 INSURANCE BENEFITS. Company shall provide for Executive and his dependents life and disability insurance coverage in keeping with the insurance benefits provided to other members of Company's senior management and on the same expense sharing basis as other members of Company's senior management; but Company shall not provide any medical and health insurance, other than reimbursement of Executive for the full cost of his medical, health, and dental insurance as set forth in Section 6.1.

           6.3 VACATION. Executive shall be entitled to vacations in accordance with Company policy, during which time his compensation shall be paid in full; provided, however, Executive shall receive no less than two (2) days of vacation for each month of the Initial Term and each Renewal Term for which Executive is employed hereunder. If Executive is unable to take any or all of his vacation during the time it accrues due to business reasons, Executive may take his unused paid vacation at a later time, or, at his option, receive supplemental pay in lieu of vacation.

           6.4 OTHER FRINGE BENEFITS. Executive shall also be entitled to any other fringe benefits, including regular holiday and personal days, that are normally available to other members of Company's senior management.

     7.   TERMINATION.

           7.1 COMPENSATION AND BENEFITS UPON TERMINATION. This Agreement may be terminated prior to the expiration of the Initial Term or any Renewal Term by any of the following events:

           (a) Mutual written agreement expressed in a single document signed by both Company and Executive;

           (b) Voluntary written resignation (other than a resignation which is deemed to be a termination without cause pursuant to Section 3.1, 3.2 or
10.2 or which is permitted pursuant to Section 7.1(f) by Executive as President and Chief Executive Officer of Company); provided, however, that Executive shall be permitted to resign solely as a member of the Board of Directors of Company at any time, and such resignation shall not be deemed a termination hereunder;

           (c) Death of Executive or such disability of Executive that prevents him from carrying out the essential functions of his job with or without reasonable accommodation;
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           (d)   Written notice of termination without cause as defined in
Section 7.2;

           (e)   Written notice of termination with cause as defined in
Section 7.3;

           (f) By Executive, in his sole election upon the occurrence of any of the following events:

                (1) Company filing bankruptcy (whether voluntary or involuntary);

                (2) Company "going private", i.e., acquiring all of its Common Stock and ceasing to trade its Common Stock on the New York Stock Exchange, or otherwise ceasing to trade its Common Stock on the public market;

                (3) Merger or consolidation where Company is not the consolidated or surviving company;

                (4)  Discontinuation of business by Company;

                (5) The occurrence of any event described in Section 3.1, 3.2, or 10.2 permitting Executive to resign.

      Upon termination for any of the foregoing reasons, Executive shall continue to render his services and shall be paid his regular compensation and benefits up to the date of termination.

      Upon termination of this Agreement under any of Sections 7.1(a), (c),
(d), or (f) hereof, such termination shall be deemed to be by Company without cause and Company shall pay to Executive or his estate (as the case may be)
(i) any and all accrued compensation under this Agreement; (ii) insurance benefits and reimbursement as set forth in Section 6 hereof; and (iii) any and all Base Salary which would be due if Executive's employment continued through the remaining period of the Initial Term and any Renewal Term with regard to which notice of non-renewal has not been, and cannot be, timely given (which Base Salary shall be due on the last date that Executive actually reports to Company's premises for full time duties). In addition, Executive or his estate (as the case may be) shall retain all rights with regard to Stock Appreciation Rights described in Section 4.3 and shall continue to be eligible to elect to receive the Transaction Fee or the Debt Reduction Fee in accordance with the terms of Section 4.4, unless such election has been made, in which event Executive (or his estate, as the case may be) shall retain the rights Executive has as a result of his election. In the event of Executive's death, all Stock Appreciation Rights vested in Executive, all of Executive's rights with regard to the Transaction Fee or the Debt Restructure Fee, and all rights relating to the election (if unexercised) concerning same shall be retained and exercisable by his personal representative. If this Agreement is terminated under Sections 7.1(b) or 7.1(e), Company will have no obligation to pay amounts specified in the preceding clauses (i) through
(iii) above, and all unexercised and non-vested Stock Appreciation Rights will terminate (or if Executive has elected
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to be eligible for the Transaction Fee or the Debt Reduction Fee, the rights of Executive to such fee shall terminate).

           7.2 TERMINATION WITHOUT CAUSE. Company may terminate without cause by giving Executive written notice thereof. The noninsurability of Executive, either present or future, does not constitute grounds for termination under this or any other Section of this Agreement. If Executive is terminated under this Section 7.2, Executive shall be entitled to compensation and benefits as set forth in Section 7.1 above.

           7.3  TERMINATION WITH CAUSE.

           (a) Company may terminate this Agreement at any time with cause upon written notice to Executive specifying the cause and the effective date of termination. For purposes of this Agreement, "cause" shall mean only the following: (i) willful breach of fiduciary duty or willful dishonesty, in either case involving material personal profit and involving acts directed towards Company, and which acts have had a material adverse effect on the operation of Company; (ii) engaging in unethical or illegal conduct which is substantially damaging to the reputation and/or business interests of the Company; (iii) failure to carry out the lawful directives of the Board of Directors provided that such directives are not in conflict with or inconsistent with the terms of this Agreement; or (iv) criminal conduct of Executive against Company which results in a felony conviction of Executive with respect to which all opportunities for appeal have expired. Company agrees that in the event that it shall allege that Executive engaged in a willful breach of fiduciary duty or willful dishonesty of the type for which Company believes that it has cause for Executive's termination, Company shall give notice to the Executive. If the Executive, following receipt of such notice, shall demonstrate in good faith to the reasonable satisfaction of the Board of Directors that any such alleged action was unintentional, the Executive shall have the right to cure such action by full reimbursement to the Company of any sums wrongfully received; provided that such cure shall be permitted only if, with respect to any single act or occurrence, the amount wrongfully received by Executive with respect to such single act or occurrence was less than $5,000. The agreement by Executive to return such sums shall constitute a cure, and Company shall not be entitled to terminate the Executive with cause under this Section 7.3 for such act or occurrence. Termination with cause shall be determined in good faith by Company's Board of Directors after written notice to Executive and an opportunity for Executive to be heard by Company's Board of Directors.

           (b) If Executive is terminated under this Section 7.3, Executive shall receive compensation and benefits as set forth in Section 7.1. If Executive is given notice of termination under this Section 7.3, and it is later determined that no "cause" existed, Executive shall be entitled to all compensation and benefits which he would have received had the termination been "Without Cause", plus reasonable attorneys' fees and costs incurred by Executive in contesting the notice of termination, plus interest at the rate specified in
Section 11.8 hereof on the unpaid amounts from the date the same would have been received until the date of payment.

           7.4 RETURN OF COMPANY PROPERTY. Executive agrees to return all property of Company, including, but not limited to, details of equipment, prices, specifications, programs, customers, and prospective customer lists and any other proprietary data or objects acquired through the Executive's employment with Company, within seven
(7) days after termination of employment, regardless of the reason therefor.

           7.5 SERVICES AFTER TERMINATION. Executive agrees to cooperate and assist Company after his termination in prosecuting and defending any lawsuits. Company agrees to compensate Executive at the rate of $300 per hour for all services provided pursuant to this Section 7.5,. including, but not limited to, conferences with Company or its experts, agents, or attorneys; depositions; trial (including preparation); and all other conferences, meetings, or preparation time; provided that such compensation shall not be paid in any action filed by or against the Company by or against the Executive.

     8.   NOTICE OF TERMINATION.

           8.1 Any termination by Executive or Company shall be communicated by Notice of Termination to the other party hereto given in accordance with Section
11.7. For purposes of this Agreement, a "Notice of Termination" means a written notice which:

           (a) Indicates the specific termination provision in this Agreement relied upon;

           (b) To the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive's employment under the provision so indicated; and

           (c) If the effective date of termination is other than the date of receipt of such notice, specifies the effective date of termination (which date shall be not more than fifteen (15) days after the giving of such notice).

           The failure by Executive or Company to set forth in the Notice of Termination any fact or circumstances which contribute to the termination shall not waive any right of Executive or Company hereunder or preclude Executive or Company from asserting such fact or circumstance in enforcing Executive's or Company's rights hereunder.

     9.   FULL SETTLEMENT; RESOLUTION OF DISPUTES.

           9.1 Company's obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense, or other claim, right, or action which Company may have against Executive or others. In no event shall Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to Executive under any of the provisions of this Agreement and such amounts shall not be reduced whether or not Executive obtains other employment. If, and to the extent that, Executive is the prevailing party therein, Company agrees to pay promptly as incurred, to the full extent permitted by law, all legal fees and expenses which Executive may reasonably incur as a result of any contest by Company, Executive, or others as to the validity or enforceability of, or liability under, any provisions of this Agreement or any guarantee of performance thereof (including as a result of any contest by Executive about the amount of any payment pursuant to this Agreement), plus in each case interest on any delayed payment, at the rate specified in Section 11.8 hereof.

           9.2 If there shall be any dispute between Company and Executive concerning any termination of Executive's employment, then, unless and until there is a final, non-appealable judgment by a court of competent jurisdiction declaring either that such termination was pursuant to Section 7.1(b) or 7.1(e), Company shall pay all amounts, and provide all benefits, to Executive and/or Executive's family or other beneficiaries, as the case may be, that Company would be required to pay or provide pursuant to this Agreement as though such termination were by Company Without Cause; provided, however, that Company shall not be required to pay any disputed amounts pursuant to this Section 9.2 except upon receipt of an undertaking, satisfactory to the Board of Directors, by or on behalf of Executive to repay all such amounts to which Executive is ultimately adjudged by such court not to be entitled.

     10.  INDEMNIFICATION AND LIABILITY INSURANCE.

           10.1 Company shall indemnify Executive to the fullest extent permitted by Company's Articles of Incorporation, Bylaws, and applicable federal or state laws for all amounts (including, without limitation, judgments, fines, settlement payments, expenses, and reasonable attorneys' fees) incurred or paid by Executive in connection with any action, suit, investigation, or proceeding arising out of or relating to the performance by Executive of Services for, or the action by Executive as a director, officer, or Executive of Company, any subsidiary of Company, or any other person or enterprise at Company's request. Expenses, including (but not limited to) reasonable attorneys' fees and disbursements, incurred in defending any action, suit, investigation, or proceeding, for which Executive may be entitled to indemnification under this
Section 10.1 upon final disposition of such action, shall be paid by Company monthly and in advance of the final disposition, to the maximum extent permitted by applicable laws and regulations; provided, however, that prior to making any such payments Company shall receive an undertaking by or on behalf of Executive to repay such amounts if it shall ultimately be determined that he is not entitled to indemnification. The parties acknowledge and agree that when used in this Agreement, "reasonable attorneys' fees" shall be deemed to mean the normal billing rates of counsel of Executive's choice. The parties further agree that Company's obligations hereunder shall survive the termination of Executive's employment and termination of his service as a Director of Company.

           10.2 Company will maintain in effect its Officers' and Directors' liability policy at its present limits or greater for the term of Executive's employment plus whatever extensions are necessary to provide full coverage of Executive. If the Company fails to maintain such coverage, then Executive at his election may resign, and such resignation shall be deemed to be a termination without cause by Company pursuant to Section 7.2 hereof.

     11.  MISCELLANEOUS.

           11.1  GOVERNING LAW.  This Agreement is made in the State of
North Carolina and shall be construed and enforced in accordance with the laws of that state, except to the extent that federal law applies. The parties agree that any action brought hereunder shall be brought in the appropriate court having jurisdiction in Durham County, North Carolina or any federal court in North Carolina having jurisdiction.

           11.2 TIME.  Time is of the essence of this Agreement.

           11.3 BOARD APPROVAL. Company represents and warrants that the execution and delivery of this Agreement have been approved by all requisite Board of Directors or Committee Action; provided that the Board has required that, as promptly as possible and in any event on or before December 20, 1996, the Company request an opinion, at the expense of the Company, from a qualified human resources firm selected by Executive, that the compensation provided for hereunder is fair and reasonable in light of the circumstances. Company and Executive shall use their best efforts to obtain such opinion as promptly as possible and in any event on or before January 7, 1997. This Agreement shall remain in effect unless and until the human resources firm provides an opinion that any material part of this Agreement is not fair and reasonable and for five
(5) business days thereafter. In the event such an unfavorable opinion is received, then Executive and Company agree to reconsider aspects of this Agreement that the human resources firm has found not to be fair and reasonable and to negotiate in good faith to formulate an alternative mutually acceptable to the Company and Executive.

           11.4 SEVERABILITY. In the event that this Agreement, or any paragraph or provisions thereof, is declared invalid, void, or unenforceable by a court of competent jurisdiction, the remaining provisions shall nevertheless continue in full force and effect without being impaired or invalidated in any way or to any extent.

           11.5 ATTORNEYS' FEES AND COSTS. Company shall pay Executive's reasonable attorney's fees and costs incurred in connection with negotiating his employment with Company, including such fees and costs incurred in connection with preparing and negotiating the terms of this Agreement. In the event of any dispute or action hereunder between Company and Executive as to this Agreement and the terms hereof, the reasonable attorneys' fees and expenses (up to a total of $125,000) of the Executive shall be paid by the Company, but only if Executive is the prevailing party. Executive shall not under any circumstances be responsible for payment of any attorneys' fees or costs of the Company.

           11.6 WAIVER OF BREACH. Failure or delay of either party to insist upon compliance with any provisions hereof shall not operate as, and is not to be construed as, a waiver or amendment of such provision or the right of the aggrieved party to insist upon compliance with such provisions or to take remedial steps to recover damages or other relief for noncompliance. Any express waiver of any provision of this Agreement shall not operate and is not to be construed as a waiver of any subsequent breach, whether occurring under similar or dissimilar circumstances.

           11.7   NOTICES.   All notices, consents, requests, demands, and other
communications hereunder shall be in writing and shall be deemed to have been duly given or delivered if (i) delivered personally; (ii) mailed by certified mail, return receipt requested, with proper postage prepaid; or (iii) delivered by facsimile; or (iv) delivered by recognized courier contracting for same day or next day delivery:

          (a)  To Company:

               Ray A. Spillman
               General Counsel
               Coastal Physician Group, Inc.
               2828 Croasdaile Drive
               Durham, North Carolina 27705
               (800) 476-4587; fax (919) 383-2921

                    and

               James H. Clarke
               Moore & Van Allen, PLLC
               2200 West Main Street, Suite 800
               Durham, North Carolina  27705
               (919) 286-8000; fax (919) 286-8199

          (b)  To Executive:

               Henry J. Murphy
               622 Belmont Crest Drive
               Marietta, Georgia  30067
               (770) 955-7726; fax (770) 952-8786

               and

               Paul W. Bonapfel
               Lamberth, Bonapfel, Cifelli & Stokes, P.A.
               Ste. 550 East, Atlanta Financial Center
               3343 Peachtree Road, N.E.
               Atlanta, Georgia 30326
               (404)  262-7373; fax (404) 262-9911

or such other address as the parties hereto shall have last designated by notice to the other parties. Any item delivered personally or by recognized courier contracting for same day or next day delivery shall be deemed delivered on the date of delivery. Facsimile deliveries shall be deemed delivered on the date of transmission by the sender provided sender has evidence of successful transmission. Any item mailed shall be deemed to have been delivered on the earlier of the date evidenced on the return receipt or three business days after mailing of the item.

           11.8 INTEREST. Any obligation of either party which is not paid when due shall bear interest. Whenever interest is due hereunder, the rate of interest shall be the applicable federal rate established pursuant to Section 7872 of the Internal Revenue Code of 1986, as amended.

      IN WITNESS WHEREOF, Company has caused this Agreement to be executed and delivered by its duly authorized officers under seal and its corporate seal to be affixed hereto, and Executive has executed and delivered this Agreement and has hereunto affixed his hand and seal, each on the date(s) set forth beside their respective signatures below, with this Agreement to be effective as of the Employment Date.

                              COMPANY:

                              COASTAL PHYSICIAN GROUP, INC.

(CORPORATE SEAL)


Date:12/5/96                  By /S/ JACQUE JENNING SOKOLOV     (SEAL)
                                 -------------------------------------
                                 Jacque Jenning Sokolov
                                 Title: Chairman


Attest:

/S/ RAY A. SPILLMAN
----------------------------
      Secretary




                                 EXECUTIVE:


Date:12/9/96                     /S/ HENRY J. MURPHY      (SEAL)
                                 -------------------------------------
                                 HENRY J. MURPHY